Exhibit 99.443

WSCC Wholesale Markets and Forward Instruments Mark Thompson mathompson@calpx.com www.calpx.com

The PX Markets (The PX is a Neutral Exchange): The PX Operates Two Primary Markets The PX Core Market: Mandated and Designed Day Ahead MCP Market The PX created a Day Of Market, which was designed to clear volume that did not go through Day Ahead market before it went to Real-time (ISO's market). The PX Forwards Market: A voluntary bid /ask market which efficiently manages volatility through Daily, Balance of the Month, Monthly, Quarterly, and Calendar contracts. The PX will also lists forward AS contracts. All PX instruments are firm physical products and fungible to bilateral contracts.

COB Weekly Settle Price (August Chart) BPA required to fill 20 feet in GCL Major Thermal Outages in NW & SW Price Caps Voted In Heat Wave August COB Liquidates at $220.00

Palo Verde Weekly Settle Price (August Chart) Palo Verde liquidated at $241.00

Alberta June: $103 July: $122 Mid Columbia June: $181 July: $122 COB June: $181 July: $125 NP15 June: $176 July: $102 SP15 June: $169 July: $140 Palo Verde June: $185 July: $156 *Alberta data converted to US$ **Prices Reflect On Peak

Alberta Aug: $201 Sept: $166 Mid Columbia Aug: $219 Sept: $136 COB Aug: $220 Sept: $140 NP15 Aug: $189 Sept: $133 SP15 Aug $213 Sept: $133 Palo Verde Aug: $242 Sept: $139 *Alberta data converted to US$ **Prices Reflect On Peak

These reserve margin declines are due to an extraordinary weather circumstance. The entire Western US was unusually hot at the same time, and that higher than normal heat pattern persisted. The summer of 2000 was one of the ten hottest on record. Typically, heat variations throughout the West allow for reserve margins to be supported in one area where high temperatures occur by accessing resources from other regions. During the event period, all subregions of the WSCC were faced with unusually high temperatures.

WSCC reserve margins, consistently at 17-20% over the last few years dropped below 12% during the event period. Cambridge Energy Research Associates, a global energy research consultancy, has shown that there is a high correlation between low reserve margins and high spot prices. Events in California are consistent with similar events throughout the US over the last three years.

Market Fundamentals: The WSCC is dominated by Hydro supply. (Over 38,000 MW in the NW and nearly 20,000 in California) Hydro is Capacity sufficient; Energy deficient Thus, Hydro generators benefit tremendously from the ISO OOM calls and AS markets and maintain the flexibility to react for short periods of time. Furthermore, the ISO sometimes does not give in-state generators proper notice of how long they will dispatch units. Thus, a large fixed cost is associated with hourly energy dispatch.

Supply and demand curves grew more inelastic with the expectation of higher Real-time prices. This contributed to the rise in Day-Ahead prices and reinforces arguments that have been advanced for the last year that demand responsiveness needs to be a high priority. Aggregate Market Supply and Demand Curves, Hour 16

Less supply was offered in the CalPX Day-ahead market during the summer of 2000 than during 1999. During the event period, prices were often more attractive in markets outside California as well as the ISO Real-time and Ancillary Services markets. This in turn had the effect of pulling supply out of the Day-Ahead market and forcing demand to follow supply into these more attractive markets. 1999 2000

Market Forces: Fundamentals: Weather, Higher Fuel Cost, Significantly less Hydro, Unit Outages, Load Growth, Emissions Credits (*Average Unit is California is over 30 years old and no new capacity has been built in 10 years) Opportunity Costs: ISO Intervention in Markets (AS & OOM) Unit Outages: Running Units harder leads to more forced outages. These can be costly to the plant owners due to replacement costs of forward sales. Forward Market Opportunities: If a generator is limited on fuel (water) or emission credits, their opportunity cost of selling is the forward curve. Example: If August Palo is worth $200.00, I could sell that price and lock it in. Thus, the opportunity costs of running in July would be at least $200.00)

Market Forces: Effects of Fuel Cost Moves Crude Oil has increased from $18.00 to $35.00. This dramatically effects businesses like Airlines. (They can hedge to protect their operation costs). Natural Gas has increased from $2.80 mmbtu to $5.80 mmbtu since last year. Thus the effect to a generator's variable costs: NG $2.80 @ 14,000 Heat Rate = $39.20 Electricity NG $4.60 @ 14,000 Heat Rate = $64.40 Electricity NG $7.00 @ 14,000 Heat Rate = $98.00 Electricity *Explosion on El Paso pipeline sent NG to $7.00/mmbtu in So-Cal

Analysis of which types of participants were setting prices in CalPX markets show no consistent pattern by individual participant or participant category. In other words, there is no single entity or category of participant that can be singled out as the force driving prices during the event period.

Real-Time Volume reached as high as 9,076 MW in one hour during the event period and amounted to 21% of the ISO Actual Load.

Increase in Real Time Volume As CalPX Volume Decreases Hour 16 Volume (MWh) -10,000 0 10,000 20,000 30,000 40,000 50,000 7/1/98 9/1/98 11/1/98 1/1/99 3/1/99 5/1/99 7/1/99 9/1/99 11/1/99 1/1/00 3/1/00 5/1/00 7/1/00 9/1/00 Volume (MWh) CalPX MCQ Real Time Volume System Load System Load CalPX MCQ Real Time

Day-Ahead Unconstrained Daily Price April 1998 - March 2000 Price ($/MWh)

The combination of the lack of supply in the Day-Ahead market and price cap constraints resulted in significant quantity of demand that could not be met in the Day-Ahead market and was forced to be satisfied in the Day-Of or Real-time Markets. The unmet demand increased as the ISO Load Forecast increased.

An overlooked element of that contributed to supply problems is the NOx market in Southern California. Environmental constraints on critical electric supplies forced generators to either buy NOx credits at higher than expected prices or to operate within existing constraints. If generators did operate within existing constraints, some supply was simply not available because plants could not run given their environmental limitations. If generators bought NOx credits at high market prices, it is possible that they could not actually acquire adequate offsets to allow for full production. This dynamic contributed to supply uncertainty and amplified price premiums to assure certainty of supply during a protracted period of high stress. This factor needs to be more fully analyzed to appreciate the market interactions between environmental credits, generation availability, and competitive market dynamics.

What is the Future? Hedging with Forward Instruments

WSCC Forward Curve

The Forward Curve Reacts Markets React: Two Years Ago the Electricity markets in New York and Cinergy (Ohio) experienced $1000 to $6000 Day Ahead prices. Last year July-August Cinergy was worth $240.00 MWH in the Forward markets. The actual price was approximately $43.00. Next Summer Cinergy is valued at $125.00

Block Forwards Contract Price vs. UMCP Average Price August 1999 - April 2000 BFM Contract Average Price ($/MWh) ** UMCP On-Peak Average Price ($/MWh) Aug-99 $48.54 $38.94 Sep-99 $39.93 $38.86 Oct-99 $33.65 $53.47 Nov-99 $39.08 $44.78 Dec-99 $36.53 $32.16 Jan-00 $32.54 $34.33 Feb-00 $29.98 $32.11 Mar-00 $31.14 $31.58 Apr-00 $34.23 $31.73

x x BFM Contract Average Price ($/MWh) UMCP On-Peak Average Price ($/MWh) May -00 Jun-00 Jul-00 Aug-00 Sep-00 Oct-00 Nov-00 Dec-00 $34.20 $37.80 $68.09 $72.05 $67.98 $86.65 $76.94** $77.63** $59.95 $170.60 $135.95 $210.35 $133.31 ** BFM contracts traded through October 6, 2000 Block Forwards Contract Price vs. UMCP Average Price May 2000 - December 2000